Exhibit 10.125

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXECUTION COPY

PATENT ASSIGNMENT AND OPTION AND AMENDED
AND RESTATED AGREEMENT

This Agreement (the “Amended and Restated Agreement”) entered into as of June 10,

2011 (the “Effective Date”)

is made between:

CORTEX PHARMACEUTICALS, Inc

Having its principal office at

15241 Barranca Parkway

Irvine, California

USA

(hereinafter “Cortex”)

                                                                                                                   on one part,

AND

LES LABORATOIRES SERVIER

A corporation duly organized and registered under the laws of France having its principal office at

22 Rue Garnier

92200 Neuilly Sur Seine

FRANCE

(hereinafter “LLS”)

                                                                                                                   on the other part,

RECITALS

WHEREAS, Cortex and Adir et Compagnie have entered into a Licensing Agreement dated October 13, 2000, (the “Prior Agreement”) under which Cortex has granted to Adir et Compagnie certain license rights.

WHEREAS, Adir et Compagnie has been merged into its parent company Les Laboratoires Servier (“LLS”) on August 31st, 2001.

WHEREAS, Cortex and LLS wish to restructure their relationship to terminate and supersede the Prior Agreement with this Amended and Restated Agreement so that (i) LLS will own all rights to the composition of matter patents for CX1632 (as described in more detail below), (ii) LLS will have a worldwide, royalty-bearing sublicense with respect to products containing CX1632 to the method of use patents licensed by Cortex from The Regents of the University of California, and (iii) LLS will have a worldwide, fully-paid license to Cortex Know-How with respect to products containing CX1632.

NOW THEREFORE IN CONSIDERATION of the premises and of the covenants herein contained, the parties hereto mutually agree as follows.

1. DEFINITIONS

For the purposes of this Amended and Restated Agreement, the terms defined in this Amended and Restated Agreement shall have the meanings specified below:

1.1 “Affiliate” shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party to this Amended and Restated Agreement. A corporation or other entity shall be regarded as in control of or controlled by another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. For the purposes of this Amended and Restated Agreement, any Affiliate of a Party during the pendency of the Prior Agreement shall be deemed to be an Affiliate hereunder.

1.2 “Assigned Cortex Patent Rights” shall mean all (a) rights of Cortex as a joint owner of the patents and patent applications relating to CX1632 as more fully described in Schedule 1 hereto, and all (b) continuations, continuations in part, divisionals and substitute applications with respect to any such patents and patent applications; (c) any patents issued based on or claiming priority to any such patents and patent applications; (d) any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patents and patent applications; and (e) any confirmation patent or registration patent or patent of addition based on any such patents and patent applications.

1.3 “Business Day” shall mean a day other than a Saturday, Sunday or on which commercial banks in the city of Los Angeles, California or Paris, France are authorized or required by law to be closed.

1.4 “Customer” shall mean any Third Party, other than a sublicensee of LLS, to whom LLS supplies the Pharmaceutical Specialty.

1.5 “Cortex Know-How” shall mean all trade secrets, know-how, data, and other intellectual property or proprietary or confidential information of any kind, owned or controlled by Cortex or its Affiliates as of the date of the Effective Date, which is necessary or useful for the development, manufacture, use or sale of the Pharmaceutical Specialty. Cortex Know-How does not include any rights of a Third Party in-licensed to Cortex, other than the University License Rights.

1.6 “CX1632” shall mean [***].

1.7 “Field” shall mean the use of CX1632 in humans.

1.8 “First Commercial Sale” of any Pharmaceutical Specialty shall mean the first sale for administration to human patients of such Pharmaceutical Specialty in a country after all required marketing approvals (including marketing authorization) by the applicable regulatory authorities in such country.

1.9 “Net Sales” with respect to any Pharmaceutical Specialty covered by at last one Valid Claim shall mean the invoiced sales of all such Pharmaceutical Specialties billed to Customers by LLS, its Affiliates, its sublicensees, its joint venture partners or its co-promoters, less the following items as applicable to such Pharmaceutical Specialty: (a) credits or allowances granted upon returns, rejections or recalls; (b) freight, shipping and insurance costs; (c) quantity and other trade or cash discounts, credits or allowances actually allowed and taken; (d) customs duties, taxes and surcharges and other governmental charges excluding VAT or income tax incurred in connection with exportation or importation; (e) bad debts directly related to the sale of Pharmaceutical Specialties, but not to exceed nine-tenths of one percent (0.9%) and (f) government mandated rebates and other type of refunds. The transfer of any Pharmaceutical Specialty by LLS or one of its Affiliates to another Affiliate or sub-licensee of LLS shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate or sub-licensee to its Customer, less the deductions allowed under this Article.

1.10 “Party” shall mean Cortex or LLS.

1.11 “Parties” shall mean Cortex and LLS.

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1.12 “Pharmaceutical Specialty” shall mean any composition for administration to human subjects containing CX1632 as a pharmaceutically active ingredient for use in the Field.

1.13 “Quarter” means each calendar quarter commencing on January 1, April 1, July 1, and October 1.

1.14 “Territory” shall mean the world.

1.15 “Third Party” shall mean any entity other than Cortex or LLS and their respective Affiliates.

1.16 “University” shall mean The Regents of the University of California.

1.17 “University License Rights” shall mean the patent rights granted to Cortex under the University Licenses as listed on Schedule 2.

1.18 “University Licenses” shall mean those License Agreements listed on Schedule 3.

1.19 “Valid Claim” shall mean an issued and unexpired claim in a patent included in the University License Rights covering the use, marketing, or sale of the Pharmaceutical Specialty in the Territory.

2. LICENSE GRANTS, ASSIGNMENT OPTION

2.1 License of Cortex Know-How. Cortex hereby grants to LLS a perpetual, royalty-free, fully-paid up, exclusive (even as to Cortex) license (with the right to sublicense) to use the Cortex Know How inside the Field, including to develop, have developed, manufacture, have manufactured, use, commercialize, have commercialized, distribute and have distributed for sale and sell Pharmaceutical Specialties in the Territory limited specifically to use with CX1632 or combination products which include CX1632. LLS shall have no rights to the Cortex Know-How for use with any compound other than CX1632, other than in connection with a combination product containing CX1632 as an active pharmaceutical ingredient and other compound(s), which other compound(s) is not a modulator of the AMPA receptor.

2.2 Option To Sublicense University License Rights. Cortex hereby grants to LLS an option between the Effective Date and October 31, 2011 (the “Option Period”), exercisable upon written notice from LLS, to a royalty-bearing, exclusive (even as to Cortex) sublicense (with the right to further sublicense) to use the University License Rights inside the Field, including to further develop, have developed, manufacture, have manufactured, use, commercialize, have commercialized, distribute or have distributed for sale and sell Pharmaceutical Specialties in the Territory. Under such sublicense, LLS shall have no rights to the University License Rights for use with any compound other than CX1632, other than in connection with a combination product containing CX1632 as an active pharmaceutical ingredient and other compound(s), which other compound(s) is not covered by the University License Rights. LLS shall notify Cortex of any further sublicense of the rights granted under such sublicense to a non-Affiliate of LLS within thirty (30) days of entering into such sublicense. LLS acknowledges that its rights under such sublicense are subject to obligations and restrictions under the University Licenses, including without limitation, those imposed by 35 §§ USC 200-212.

2.3 Option For Assignment of Assigned Cortex Patent Rights. Cortex hereby grants to LLS an exclusive option during the Option Period, exercisable upon written notice from LLS, to acquire all right, title and interest in and to the Assigned Cortex Patent Rights. Within five days of receipt of written notice from LLS evidencing LLS’s desire to both sublicense University License Rights inside the Field and to purchase the Assigned Cortex Patent Rights, Cortex shall (i) invoice LLS in the amount of US $2,000,000 (the “Purchase Price”) in full consideration for the exercise of both options and the assignment of the Assigned Cortex Patent Rights, and (ii) deliver to LLS an executed recordable Assignment, in the form attached as Exhibit A. LLS shall pay the Purchase Price within [***] Business Days of receipt of the invoice. Cortex further agrees to, at any time, execute such other documents as reasonably requested by LLS to evidence and/or perfect LLS’s ownership of the Assigned Cortex Patent Rights. If Cortex does not, within fifteen (15) days of presentment or request from LLS, return such other documents requested by LLS to be executed by Cortex, then LLS is hereby granted a limited power of attorney to execute all such documents and perform all such acts on behalf of Cortex. This power of attorney is coupled with an interest and is irrevocable. Following the assignment set forth in this Section 2.3, LLS shall be responsible for all costs related to the prosecution, maintenance and defense of the Assigned Cortex Patent Rights.

2.4 Covenant Not to Sue. Cortex hereby waives (and shall cause its successors and assigns to waive,) any right, remedy or cause of action against LLS, its successors, assigns, licensees, and contractors, etc., for infringement of any patent rights claiming the composition of matter of CX1632 (and only to the extent of the composition of matter of CX1632 and not other compounds which may be covered by such patent rights) that it may have, in connection with the development, manufacture, use, commercialization, distribution and sale of Pharmaceutical Specialties in the Territory.

2.5 Non-Exercise of Option. In the event LLS does not concurrently exercise both options mentioned in Section 2,2 and 2.3, the rights granted to LLS as per the terms of Section 2.1 shall automatically terminate on October 31, 2011.

3. PAYMENTS

3.1 Initial Payment. Within [***] Business Days following receipt of a valid invoice from Cortex (which may be provided to LLS on the Effective Date), LLS shall pay to Cortex US $1,000,000 as consideration for (i) the perpetual Know-How license set forth in Section 2.1, above, (ii) the option to the sublicense rights with respect to the University License Rights set forth in Section 2.2, above, and (iii) the option for the Assignment of Cortex Patent Rights as set forth in Section 2.3, above. Such amount shall be paid by

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wire transfer of immediately available funds to the account designated by Cortex. Such amount shall be non-refundable whether or not LLS exercises the option.

3.2 Milestone Payments. In the event that LLS has knowledge that Cortex becomes obligated under the University Licenses to pay any milestone payment as a result of the actions of LLS, LLS shall promptly notify Cortex (but not more than thirty (30) days after achievement of such milestone event or its becoming aware of the obligation of the milestone, whichever is later) and Cortex shall provide to LLS a valid invoice for the relevant amount due (described below). Within [***] ([***]) Business Days following such valid invoice, LLS shall submit the amount due to the University to Cortex. Such milestone payments are as follows:

3.2.1 US $[***] upon entering Phase III clinical studies (i.e., the first dose of a patient in a Phase III clinical trial) or equivalent foreign regulatory benchmark.

3.2.2 US $[***] upon filing a New Drug Application with the U.S. Food and Drug Administration or upon submission of an equivalent foreign regulatory application.

3.2.3 US $[***] upon receiving market approval of New Drug Application from the U.S. Food and Drug Administration or equivalent foreign regulatory market approval.

3.3 Royalties on Net Sales. In consideration of any sublicenses granted to LLS pursuant to the option set forth in Section 2.2 hereof for the use of the University License Rights, LLS shall pay Cortex a running royalty of [***] percent ([***]%) on Net Sales, on a country by country basis, of Pharmaceutical Specialties. LLS’s obligation to pay royalties shall expire and any sublicenses granted by Cortex to LLS shall become fully paid on a country-by-country basis with respect to a patent upon the expiration of such patent included in the University Licenses, it being understood that royalty obligations shall continue in any country until the expiration of the last Valid Claim in such country.

3.3.1 Royalty Reports, Exchange Rates. During the term of this Amended and Restated Agreement, following the First Commercial Sale of a Pharmaceutical Specialty in each country by LLS, LLS shall furnish to Cortex written quarterly reports showing, on a country by country basis: (i) the gross sales of all Pharmaceutical Specialties sold by LLS and its Affiliates and its sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties and other payments payable in United States dollars which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; (iv) the dates of the First Commercial Sales of any Pharmaceutical Specialties in each country by LLS and its Affiliates and its sublicensees during the reporting period; and (v) the exchange rates used in determining the amount of Euros and United States dollars, as applicable. All amounts payable will first be calculated in the currency of sale and then, other than for sales in the United States, converted into Euros using the monthly average of daily rates of exchange published by the European Central Bank for the monthly period covering such Net Sales, which consolidated amount shall

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be converted into United States dollars at the exchange rate reported in the Wall Street Journal for the last day of the reporting period to which the payment relates. Reports together with the royalty payable for the periods to which the reports relate shall be due on the [***] ([***]) day following the close of each Quarter. If no royalty is due for any royalty period hereunder, LLS shall so report. All reports delivered hereunder shall be deemed confidential information of LLS, and Cortex agrees to protect the confidentiality of such reports to the same extent and in at least the same manner as Cortex protects its own confidential or proprietary information. LLS shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. Any disagreement as to the outcome of the audit referred to in this Section 3.3.1 shall be subject to the provisions of Section 8.6.

3.3.2 Audits. Upon the written request of Cortex at least ten (10) days prior to the requested access date, LLS shall permit an independent public accountant selected by Cortex and acceptable to LLS to have access during normal business hours of LLS to such of the records of LLS as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in respect of any fiscal year ending not more than [***] ([***]) years prior to the date of such request. All such verifications shall be conducted at the expense of Cortex and shall occur not more than once in each calendar year. In the event such accountant concludes that additional royalties were owed during such period, Cortex shall provide LLS with a written report showing the calculation of the amounts due by LLS, and the additional royalty shall be paid within [***] ([***]) days of the date Cortex delivers to LLS such report. The fees charged by such accountant shall be paid by Cortex unless the audit discloses that the royalties payable by LLS for the audited period are more than [***] percent ([***]%) of the royalties actually paid for such period, in which case LLS shall pay the reasonable fees and expenses charged by the accountant. Any disagreement as to the outcome of the audit referred to in this Section 3.3.2 shall be subject to the provisions of Section 8.6.

3.3.3 Sublicense Terms. LLS shall include in each sublicense granted by it pursuant to this Amended and Restated Agreement a provision requiring the sublicensee to make reports to LLS, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Cortex’s independent accountant to the same extent required of LLS under this Amended and Restated Agreement. Upon the expiration of [***] ([***]) years following the end of any calendar year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Cortex; and LLS and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

Cortex agrees that all information subject to review under this Article 3.3. or under any sublicense agreement is confidential and that it shall cause its accountant to retain all such information in confidence.

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3.3.4 Royalty Payment Terms. Royalties shown to have accrued by each royalty report provided for under this Amended and Restated Agreement shall be due and payable from the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing, and any overpayments to be credited, with respect to any prior quarter shall be added, or credited, as the case may be, together with interest thereon accruing under this Amended and Restated Agreement from the date of the report for the quarter for which such amounts are owing, to the next quarterly payment hereunder.

3.4 Option Exercise Payment. Upon exercise of both options, Cortex shall invoice Servier for the Purchase Price. Within [***] ([***]) Business Days of receipt, LLS shall pay the $2,000,000 Purchase Price as set forth in Section 2.3, above. Such amount shall be paid by wire transfer of immediately available funds to the account designated by Cortex.

3.5 Withholding of Taxes. Any withholding of taxes levied by tax authorities outside the United States on the payments hereunder shall be borne by Cortex and deducted by LLS from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of Cortex. LLS agrees to cooperate with Cortex in the event Cortex claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to LLS. If in the opinion of either Party the provisions of this Section 3.5 become unduly burdensome, the Parties agree to meet and discuss such other options as may be available to them.

3.6 Interest on Late Payments. Any payments by LLS that are not paid within a period of [***] ([***]) days (grace period) following the date such payments are due under this Amended and Restated Agreement shall bear interest, to the extent permitted by applicable law, at an annual rate equal to one (1) month LIBOR plus [***] percent ([***]%) per annum.

3.7 Assignment of Payments and Related Report to the University. Upon written notice from Cortex to LLS, Cortex may assign its rights to payments under Section 3.2, 3.3 and 3.5 to the University. In such event, (i) LLS shall make such payments directly to the University, (ii) LLS shall provide all reports due under Article 3 and Article 4 to the University, and (iii) Cortex shall use reasonable efforts to enable LLS to become a direct licensee of the University upon the terms and conditions set forth in this Amended and Restated Agreement.

4. PROGRESS REPORTS

4.1 Progress Reports. LLS shall prepare and deliver to Cortex semi-annual progress reports in sufficient detail to allow Cortex to meet its obligations to the University under the University Licenses. The reports shall be deemed confidential information of LLS,

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and Cortex agrees to protect the confidentiality of such reports to the same extent and in at least the same manner as Cortex protects its own confidential or proprietary information, and Cortex shall not use any information contained in such reports other than in order to fulfill its obligations under the University Licenses.

5. REPRESENTATIONS AND WARRANTIES, INTELLECTUAL PROPERTY MATTERS

5.1 Authorization. Each Party represents and warrants to the other that it has the legal right and power to enter into this Amended and Restated Agreement, to extend the rights and licenses granted or to be granted to the other in this Amended and Restated Agreement, and to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Amended and Restated Agreement. Except as otherwise disclosed, each Party further represents to the other that it is not aware of any legal obstacles, including, patent rights of others, which could prevent it from carrying out its obligations under this Amended and Restated Agreement. The execution, delivery and performance of this Amended and Restated Agreement by and compliance with the terms of this Amended and Restated Agreement by either Party does not and will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or to increased, additional or accelerated rights or entitlements of any Third Party under, any provision of (1) any formation, organizational or governance documents of a Party; (2) any material contract to which a Party is party or (3) any judgment or applicable law.

5.2 Cortex Intellectual Property Representations and Warranties.

5.2.1 Assigned Patent Rights, Cortex Know-How. Cortex represents and warrants that it is and shall during the entirety of the Option Period be the sole and exclusive owner of its right, title and interest in and to the Assigned Cortex Patent Rights (subject to LLS’s joint ownership thereof and subject to Cortex’s right to assign this Agreement in accordance with Section 8.2). Cortex represents and warrants that it is the sole and exclusive owner of all right, title and interest in and to the Cortex Know-How. Cortex represents and warrants that, as of the Effective Date and throughout the entire Option Period, the Assigned Cortex Patent Rights and the Cortex Know-How (to the extent licensed hereunder) are free of all encumbrances, including, without limitation, liens, licenses, judgments and/or security interests in the Field, and that all patents and patent applications included in the Assigned Cortex Patent Rights are in full force and effect as of the date hereof of this Amended and Restated Agreement and that none of the Assigned Cortex Patent Rights are the current subject of any interference or opposition proceeding. Cortex agrees, throughout the entirety of the Option Period, to diligently continue the prosecution and maintain in full force and effect and not encumber or allow any encumbrance on, the Assigned Cortex Patent Rights. Cortex acknowledges and agrees that the foregoing warranty and covenant is a material inducement for LLS to enter into this Agreement.

5.2.2 Litigation. Cortex represents and warrants that as of the Effective Date there is no pending, or, to its knowledge, threatened, litigation that would or might adversely affect its right and ability to assign the Assigned Cortex Patent Rights and grant the licenses and sub-licenses and to perform its obligations, or LLS’s ability to exercise its rights, under this Amended and Restated Agreement.

5.3 Infringement by Third Parties.

5.3.1 Notices. Cortex and LLS agree to promptly notify the other in writing of any actual alleged or threatened infringement of the University License Rights and/or Cortex Know-How of which they become aware. Subject to the provisions of Sections 5.3.2 and 5.3.3, below, Cortex and LLS shall then confer and endeavor to reach agreement of who either of LLS or Cortex shall initiate action to prevent, end or prosecute any such infringement.

5.3.2 Infringement not Involving CX1632. If the Parties do not agree, and the infringement does not also involve infringement of LLS’s rights in CX1632 composition of matter patents, then Cortex shall have the right to enforce such patent rights, and if Cortex does not proceed with enforcement activity within (i) [***] ([***]) days following the notice of alleged infringement or (ii) [***] ([***]) Business Days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then LLS may commence litigation within an additional [***] ([***]) day period with respect to the alleged or threatened infringement at its own expense.

5.3.3 Infringement Involving CX1632. If the infringement involves infringement of LLS’s rights in CX1632 composition of matter patents, LLS shall have the first right to proceed with enforcement activity. If LLS does not proceed with enforcement activity within (i) [***] ([***]) days following the notice of alleged infringement or (ii) [***] ([***]) Business Days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Cortex may commence litigation within an additional [***] ([***]) day period with respect to the alleged or threatened infringement at its own expense. In the event that LLS does not commence litigation, Cortex may do so.

5.3.4 Cooperation, University Rights, Settlement. In the event a Party brings an infringement action, the other Party shall cooperate fully, including, if required to bring such action, joining such action or the furnishing of a power of attorney. The rights of the Parties under this Article shall be subject to the rights of the University under the University Licenses. Neither Party shall have the right to settle any patent infringement litigation under this Article in a manner that diminishes the rights or interests of the other Party without the express written consent of such other Party, such consent not to be unreasonably withheld or delayed.

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5.4 Alleged Infringement by LLS. In case of any Third Party claims against LLS resulting from the use by LLS of the University License Rights or Cortex Know-How in accordance with this Amended and Restated Agreement, LLS agrees to promptly notify Cortex, and the Parties shall then confer and endeavor to reach an agreement on who either of LLS or Cortex shall defend LLS against such Third Party claim, provided, however, that LLS shall in any event have the right to defend any such Third Party claim. The foregoing shall be subject to the rights of the University under the University Licenses. It is understood and agreed that LLS shall not settle such Third Party claims which would have a negative impact on Cortex’s rights outside the Field without Cortex’s prior approval, which shall not be unreasonably withheld (it being understood that if Cortex withholds consent to a proposed settlement and LLS’s rights are prejudiced or LLS otherwise must pay any amount or settle any additional claim, then Cortex shall defend, indemnify and hold harmless LLS from all such reasonable related claims, costs and expenses).

5.5 Sufficiency. The Assigned Cortex Patent Rights, the Cortex Know-How and the University License Rights constitute all of the rights held by Cortex or its Affiliates as of the Effective Date (other than rights in-licensed from third parties other than the University) which are necessary or useful in connection with the making, using or selling of the Pharmaceutical Specialty.

5.6 Prosecution and Maintenance of University License Rights. LLS acknowledges that under the University Licenses, Cortex has the right to oversee and guide the prosecution and maintenance of the patent rights granted to Cortex in the University Licenses, at Cortex’s expense. Cortex agrees to keep LLS reasonably informed of the status of such patent rights. Cortex further agrees not to instruct the University to terminate or modify such patent rights in a manner adverse to LLS’s interests without informing LLS at least thirty (30) days prior to any deadline implementing such termination or modification. If LLS does not agree to such termination or modification, it may, at its expense, instruct Cortex to not undertake or permit such termination or modification.

5.7 Maintenance of Confidential Information. Cortex represents and warrants that it has taken all reasonable and necessary steps to protect the Cortex confidential information contained in the Assigned Cortex Patent Rights, Cortex Know-How and University License Rights.

5.8 Cortex License Representation and Warranties.

5.8.1 License Agreements. Cortex represents and warrants that as of the Effective Date all licenses with University for University License Rights are set forth in Schedule 2 (“University Licenses”), and that true and correct copies of such University Licenses have been provided to LLS.

5.8.2 Effectiveness, Maintenance. Cortex represents and warrants that as of the Effective Date all University Licenses are in full force and effect and neither Cortex, or to Cortex’s knowledge, the other party, is in breach thereof. During the term of this

Amended and Restated Agreement, Cortex shall maintain and procure the maintenance of all such University Licenses in full force and effect as of the Effective Date as is necessary to provide LLS the rights initially granted and granted hereunder, including, without limitation, fulfilling all its obligations thereunder and refraining from any acts which may give rise to a termination of any University License. Cortex shall provide LLS with prompt written notice of any changes to or breaches of the University Licenses. In no event shall Cortex permit a modification, amendment or other change to any University Licenses which would adversely affect the rights or extend the obligations of LLS under such agreement as in effect as of the Effective Date. Nothing herein conflicts with any rights or obligations set forth in the University Licenses.

5.8.3 Exclusivity. Cortex represents and warrants that all such University Licenses identified on Schedule 3 as exclusive are exclusive to Cortex as is necessary to provide LLS the exclusive licenses for the Territory provided herein and, pursuant to the terms thereof.

6. INDEMNITY, INSURANCE

6.1 Indemnity

6.1.1 LLS Indemnity Obligations. In the absence of Cortex’s negligence, a breach of contract or warranty by Cortex or willful or tortious acts or omissions of Cortex, LLS agrees to defend, indemnify and hold Cortex, its Affiliates and their respective directors, officers, employees and agents harmless from all Third Party claims, losses, damages or expenses, but excluding consequential losses, including, without limitation, economic loss or loss of profit, arising as a result of: (a) actual or asserted violations of any applicable law or regulation by LLS, its Affiliates or sublicensees by virtue of which Pharmaceutical Specialties manufactured, distributed or sold by LLS, its Affiliates or sublicensees shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the development, manufacture, distribution, sale or use of Pharmaceutical Specialties by LLS, its Affiliates or sublicensees; (c) a recall of Pharmaceutical Specialties manufactured, distributed or sold by LLS, its Affiliates or sublicensees ordered by a governmental agency or required by a confirmed Pharmaceutical Specialty failure as reasonably determined by LLS; (d) the negligent, willful or tortious acts or omissions of LLS, its Affiliates and sublicensees and their respective employees and agents in connection with the development, use, sale or supply of the Pharmaceutical Specialty; or (e) any breach of LLS’s representations and warranties herein or other breach of the terms of this Amended and Restated Agreement.

6.1.2 Cortex Indemnity Obligations. Cortex agrees to defend, indemnify and hold LLS, its Affiliates and their respective directors, officers, employees and agents harmless from all Third Party claims, losses, damages or expenses arising as a result of: (a) the negligent, willful or tortious acts or omissions of Cortex, its Affiliates and their respective employees and agents; or (b) any breach of Cortex’s representations and warranties herein or other breach of the terms of this Amended and Restated Agreement.

6.1.3 Procedure. A Party or any of its Affiliates or their respective employees or agents (the “Indemnitee”) that intends to claim indemnification under this Article agrees to promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with its counsel. The indemnity agreement in this Article 6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 6, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 6. The Indemnitee under this Article 6, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

6.2 Insurance. LLS shall maintain comprehensive general liability insurance against claims regarding the implementation and execution of this Agreement, including but not limited to the development, manufacture and sale of Pharmaceutical Specialties, in such amounts LLS customarily maintains with similar activities. LLS shall maintain such insurance during the term of this Agreement and thereafter for so long as it continues to manufacture or sell any Pharmaceutical Specialties. Upon Cortex’s request, LLS shall provide Cortex with the related insurance certificate.

7. TERM AND TERMINATION

7.1 Expiration of this Amended and Restated Agreement. Unless terminated earlier pursuant to Article 7.2, this Amended and Restated Agreement shall expire and the sublicenses granted by Cortex to LLS shall become fully paid on a country-by-country basis upon the expiration of the last Valid Claim included in the University Licenses in such country.

7.2 Termination of this Amended and Restated Agreement. This Amended and Restated Agreement may be terminated in the following circumstances:

7.2.1 Material Breach. By one Party upon written notice by reason of a material breach by the other Party that the breaching Party fails to remedy within [***] ([***]) days after written notice thereof by the non-breaching Party, provided however, that in the case that such breach is capable of cure but cannot be cured within such [***] ([***]) day period, such period shall be extended so long as the breaching Party continues to use diligent efforts to cure such breach, but in any case not beyond [***] ([***]) days. For the avoidance of doubt, Cortex’s right to terminate shall only apply to breaches by LLS of its obligations related to its payment obligations to Cortex and the sublicense of the University Licenses.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

7.2.2 By LLS in Part. By LLS, in its discretion, at any time on a country-by-country basis or a patent by patent basis upon delivery by LLS to Cortex of six (6) months prior notice.

7.2.3 By LLS in Whole. By (i) LLS, in its discretion, at any time in its entirety upon delivery by LLS to Cortex of six (6) months prior notice, or (ii) automatically by LLS’ failure to exercise the Option in Section 2.5.

7.2.4 Merger. By LLS, upon written notice to Cortex, in case of merger and/or acquisition of Cortex with or by a Third Party, provided that LLS provides notice thereof within thirty (30) days after being informed in writing by Cortex of such merger or acquisition.

7.3 Effect of Expiration or Termination of This Amended and Restated Agreement Generally.

7.3.1 Existing Obligations. Expiration pursuant to Section 7.1 or termination pursuant to Section 7.2 of this Amended and Restated Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination.

7.3.2 Survival. In case of termination by Cortex pursuant to Section 7.2.1, or in the case of termination by LLS pursuant to Sections 7.2.3 or 7.2.4 (including as a result of failure to exercise the options under Sections 2.2 and 2.3), the provisions of Article 3 (with respect only to payments and royalties accrued at the time of expiration or termination but not yet paid) and the provisions of Articles 5 and 6 and Sections 8.5 and 8.6 and 8.8 shall survive termination of this Amended and Restated Agreement. In the case of expiration pursuant to Section 7.1, the provisions of Section 2.1, Section 2.2, Section 2.4, Article 3 (with respect only to payments and royalties accrued at the time of expiration or termination but not yet paid) and Articles 5 and 6 and Sections 8.5 and 8.6 shall survive the expiration of this Amended and Restated Agreement.

7.4 Additional Rights to LLS in the Event of Cortex Bankruptcy. All licenses granted under this Amended and Restated Agreement are deemed to be, for purposes of Article 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Article 101 of such Code. The Parties agree that LLS may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event LLS elects to retain its rights as a licensee under such Code, LLS shall be entitled to complete access to the Cortex Know-How and patents licensed to it hereunder and all embodiments of such Cortex Know-How and patents, for the purposes of exploitation of the licenses granted under this Amended and Restated Agreement. Such embodiments of the Cortex Know-How and patents shall be delivered to LLS not later than:

7.4.1 the commencement of bankruptcy proceedings against Cortex, upon written request, unless Cortex elects to perform its obligations under the Agreement, or

7.4.2 if not delivered under (a) above, upon the rejection of this Amended and Restated Agreement by or on behalf of the Cortex, upon written request.

8. MISCELLANEOUS

8.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Amended and Restated Agreement for failure or delay in fulfilling or performing any term of this Amended and Restated Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue to perform hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

8.2 Assignment. This Amended and Restated Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, provided, however, that LLS may, without such consent, assign this Amended and Restated Agreement and its rights and obligations hereunder to its Affiliates and provided further, that Cortex may, without such consent, assign this Amended and Restated Agreement and its rights and obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or similar transaction, subject to LLS’s right under Section 7.2.4. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Amended and Restated Agreement in writing.

8.3 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Amended and Restated Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Amended and Restated Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Amended and Restated Agreement shall not affect the validity of this Amended and Restated Agreement as a whole, unless the invalid provisions are of such essential importance to this Amended and Restated Agreement that it is to be reasonably assumed that the Parties would not have entered into this Amended and Restated Agreement without the invalid provisions.

8.4 Notices and Invoices. Any invoice, consent, notice or report required or permitted to be given or made under this Amended and Restated Agreement by one of the Parties hereto to the other shall be in writing, in English, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee. Notwithstanding the foregoing, each invoice shall be faxed in addition to another delivery method.

If to CORTEX:	CORTEX PHARMACEUTICALS, INC.
15241 Barranca Parkway
Irvine, California 92618-2201
Attention: Chief Executive Officer
Fax: 949/727-3657

If to LLS:	LES LABORATOIRES SERVIER
22 Rue Garnier
92200 Neuilly Sur Seine
Attention: Director, Scientific Cooperation and Business Development Fax : + 33 1 55 72 39 00

8.5 Governing Law. This Amended and Restated Agreement shall be governed by, and construed in accordance with, the laws of the state of New York as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

8.6 Arbitration. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Amended and Restated Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Amended and Restated Agreement, shall be promptly presented to the Chief Executive Officers of Cortex and LLS (or their designees) for resolution and if the Chief Executive Officers (or their designees) cannot promptly resolve such disputes, then such dispute shall be finally resolved by binding arbitration in accordance with the rules of arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with such rules. Any such arbitration shall be held in New York, New York, and the language of such proceedings shall be English.

8.7 Affiliates. LLS shall have the right, in its sole discretion, to assign or delegate any of its rights or obligations hereunder, in whole or in part, to an Affiliate of LLS.

8.8 Confidentiality of this Amended and Restated Agreement. The terms and conditions of this Amended and Restated Agreement shall be held in confidence by the Parties to the same extent and in at least the same manner as such Party protects its own confidential or proprietary information. The Parties agree, however, that they may issue a press release (in a form mutually agreed by the Parties). In addition, Cortex shall be permitted to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission describing the content of this Amended and Restated Agreement and shall be permitted to publicly file this Amended and Restated Agreement with the U.S. Securities and Exchange Commission, in all cases consistent with its obligations under applicable securities laws and regulations, provided, however, that in connection with any required filing with applicable securities authorities, Cortex shall provide LLS with a copy of the proposed filing with the regulatory authority and afford LLS no less than [***] ([***]) days to review the proposed filing. The Parties shall work cooperatively in good faith, taking into consideration the other Party’s suggestions, regarding the text of the disclosure as well as information for which Cortex will seek to obtain confidential treatment.

8.9 Entire Agreement. This Amended and Restated Agreement, together with the Schedules hereto between the Parties contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes the Prior Agreement, which the Parties agree is hereby terminated and of no further force and effect (other than the provisions of such agreement which by its terms survive termination). In the event of any conflict or inconsistency between any provision of any Schedules hereto and any provision of this Amended and Restated Agreement, the provisions of this Amended and Restated Agreement shall prevail. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Amended and Restated Agreement. This Amended and Restated Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

8.10 Headings. The captions to the Articles hereof and Schedules hereto are not a part of this Amended and Restated Agreement, but are merely guides or labels to assist in locating and reading the Articles hereof.

8.11 Independent Contractors. It is expressly agreed that Cortex and LLS shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Cortex nor LLS shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

8.12 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

8.13 Counterparts. This Amended and Restated Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

8.14 Warranty Limitation. EXCEPT AS EXPRESSLY STATED IN THIS AMENDED AND RESTATED AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL DISCLAIMS, ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY COMPOUNDS OR OTHER BIOLOGICAL OR CHEMICAL MATERIALS OR INFORMATION PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AMENDED AND RESTATED AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Agreement as of the date first set forth above.

CORTEX PHARMACEUTICALS, INC.	LES LABORATOIRES SERVIER

/s/ Mark A. Varney	/s/ Christian Bazantay
Name: Mark Varney, Ph.D	Name: Christian BAZANTAY
Title: Chief Executive Officer	Title: Proxy

SCHEDULE 1

ASSIGNED CORTEX PATENT RIGHTS

[***]

All patents or patent applications derived from the PCT patent application published on [***] under the number [***], based on [***] and [***] priority documents.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

SCHEDULE 2

UNIVERSITY LICENSE RIGHTS

[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

SCHEDULE 3

UNIVERSITY LICENSES

Agreement	Date	UC Case No.	Agmt. Control No.
License Agreement (Enhance Synaptic AMPA Receptor Response)	June 25, 1993	91-207	93-04-0412
Letter Agreement for Additional Neuropharmaceutical Uses and Modifications to 93-04-412 License Agreement	December 15, 1997	91-207 95-249 96-256 95-265 96-115 96-309	93-04-412
Letter [Amendment to add 98-163 - Rogers and Nilsson patent app.]	February 13, 1998	98-163	93-04-0412F
Amendment to License Agreement	October 11, 2002	91-207	93-04-0412
Amendment to License Agreement	May 28, 2003	91-207	93-04-0412O
Amendment to Exclusive License Agreement (NDA Milestone)	June 1, 2007		93-04-0412Q
Fourth Amendment to License Agreement	August 24, 2010	Added 2004-180 Deleted 2000 - 006 - 01 2000 -006-02 2000-006-05	93-04-0412
Fifth Amendment to License Agreement	March 15, 2011	Added 2000 - 006 - 01 2000 - 006 - 02 2000-006-05	93-04-0412
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[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

EXHIBIT A

FORM OF PATENT ASSIGNMENT

EXECUTION COPY

ASSIGNMENT

WHEREAS, CORTEX PHARMACEUTICALS, INC., a Delaware corporation, hereinafter referred to as the Assignor, whose full post office address is: 15241 Barranca Parkway, Irvine, California, USA, 92618, possesses the full right, title and interest for an invention entitled:

[***] hereinafter referred to as the “Invention”, as fully set forth and described in the patents and patent applications, hereinafter referred to as the “Applications”, identified in “Schedule A” attached hereto and any subsequent patent applications claiming priority thereto.

AND WHEREAS, LES LABORATOIRES SERVIER, a corporation duly organized and registered under the laws of France, hereinafter referred to as the Assignee, having its principal office at 22 Rue Garnier, 92200 Neuilly Sur Seine FRANCE: desires to acquire the entire right, title and interest in and to the aforementioned Invention.

NOW THEREFORE, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor hereby confirms that it has sold, assigned, transferred and conveyed, and for greater certainty does hereby sell, assign, transfer and convey to the Assignee its successors, assigns, nominees or other legal representatives, the entire right, title and interest in the United States (US) and all other foreign countries throughout the world in and to the Invention, including any tangible materials embodied in or encompassed by the Invention and any trade secrets pertaining to the Invention, and any improvements thereon, together with its entire right title and interest in and to the Applications and any and all Letters Patent that may issue for the Invention, including any and all divisions, reissues, continuations, continuations-in-part, renewals, substitutes and extensions of the Applications, to the full end of the term for which each said Letters Patent may be granted, and including any right to claim priority based on the Applications, the same to be held and enjoyed as fully and completely as the same would have been held and enjoyed by the Assignor had this Assignment not been made. The aforesaid assignment includes the right in and to all income, royalties, damages and payments now or hereafter due or payable with respect to any Letters Patent which is or may be granted, and in and to all causes of action (either in law or in equity), and the right to sue, counterclaim, and recover for past, present and future infringement of the rights assigned or to be assigned under this Assignment.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

AND the Assignor hereby authorizes and requests the appropriate governmental officials to issue any and all such US or foreign Letters Patent under said Invention, or resulting from any of said applications thereof, to the Assignee, as the owner of the entire right, title and interest in and to the same.

AND the Assignor hereby represents, warrants and covenants that it has the full right to convey the entire interest herein assigned, that it has not executed and will not execute any instrument or assignment in conflict herewith, and that the rights assigned herein are not otherwise encumbered by any grant, license or right.

AND the Assignor, on behalf of itself and its executors and administrators, does hereby covenant and agree to do all such lawful acts and things and to execute without further consideration such further lawful assignments, documents, assurances, applications and other instruments as may reasonably be required or deemed necessary by the Assignee, its successors, assigns, nominees or other legal representatives, to secure and obtain the Invention and related rights, including any and all Letters Patent for the Invention, and vest the same in said Assignee, its successors, assigns, nominees or other legal representatives.

AND the Assignee does hereby confirm and accept this assignment.

IN WITNESS WHEREOF the parties hereto have caused this Assignment to be executed by their duly authorized officers the day and year first here written.

DATED at                                  this         day of June, 2011.

Executed on behalf of Cortex Pharmaceuticals, Inc.

By:
Name:
Capacity:

On this         day of                                 , 2011, personally appeared before me the above named:                         being the                         , to me personally known, and known by me to be the same person described in and who executed the foregoing instrument, and acknowledged that they executed same, and were entitled to do so on this very day, in a right and binding matter, as their free act and deed and for the purposes set forth, on the day and year aforesaid.

Name:
A Notary Public in and for

DATED at                                 this          day of                     , 2011.

Executed on behalf of LES LABORATOIRES SERVIER

By:
Name: Christian BAZANTAY
Capacity:

On this         day of                         , 2011, personally appeared before me the above named:                         being the                             , to me personally known, and known by me to be the same person described in and who executed the foregoing instrument, and acknowledged that he/she executed same, as his/her free act and deed and for the purposes set forth, on the day and year aforesaid.

Name:
A Notary Public in and for

SCHEDULE “A”

TO ASSIGNMENT DATED

                    , 2011

Case Reference	Country	Type	Filing Date	Application Number	Status